                                                                  EXHIBIT 10.20







                            STOCK PURCHASE AGREEMENT

                                      among

                         TBA ENTERTAINMENT CORPORATION,

                             EDWARD JAMES DOUGHERTY,
                               JANET L. DOUGHERTY,
                               JOHN F. DOUGHERTY,
                                 EVA DOUGHERTY,
               THE ED AND JAN DOUGHERTY CHARITABLE REMAINDER TRUST

                                       and

                           EJD CONCERT SERVICES, INC.




                                 March 31, 2000

                                TABLE OF CONTENTS

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                                                                                                               ----
ARTICLE 1 - Purchase And Sale of Shares...........................................................................1
         1.1      Purchase and Sale...............................................................................1
         1.2      Purchase Price..................................................................................1
         1.3      Closing.........................................................................................2
         1.4      Further Action..................................................................................2

ARTICLE 2 - Representations And Warranties of TBA.................................................................3
         2.1      Organization and Qualification..................................................................3
         2.2      Authority Relative to this Agreement............................................................3
         2.3      Certain Corporate Matters.......................................................................3
         2.4      Broker's Fees...................................................................................4
         2.5      Disclosure......................................................................................4
         2.6      No Actions Pending..............................................................................4
         2.7      Investment Intent...............................................................................4
         2.8      Information.....................................................................................4
         2.9      Sophistication of TBA...........................................................................4
         2.10     Accredited Investor.............................................................................4

ARTICLE 3 - Representations And Warranties of
the Shareholders and Concert Services.............................................................................4
         3.1      Organization, Qualification and Corporate Power.................................................5
         3.2      Capitalization..................................................................................5
         3.3      Authorization of Transaction....................................................................6
         3.4      Subsidiaries....................................................................................6
         3.5      Financial Statements............................................................................6
         3.6      Events Subsequent to Financial Statements.......................................................7
         3.7      Undisclosed Liabilities.........................................................................8
         3.8      Tax Returns and Audits..........................................................................8
         3.9      Books and Records..............................................................................10
         3.10     Real Property..................................................................................10
         3.11     Tangible Property..............................................................................10
         3.12     Intellectual Property..........................................................................10
         3.13     Contracts......................................................................................12
         3.14     Suppliers and Customers........................................................................13
         3.15     Notes; Accounts Receivable.....................................................................13
         3.16     Powers of Attorney.............................................................................13
         3.17     Condition of Property..........................................................................13
         3.18     Insurance......................................................................................13
         3.19     Litigation.....................................................................................13
         3.20     Employees......................................................................................14
         3.21     Employee Benefit Plans.........................................................................14
         3.22     Guarantees.....................................................................................15
         3.23     Legal Compliance...............................................................................15
         3.24     Certain Business Relationships.................................................................15
         3.25     Broker's Fees..................................................................................15

                                TABLE OF CONTENTS
                                   (Continued)

                                                                                                               Page
                                                                                                               ----
         3.26     Environment, Health and Safety.................................................................15
         3.27     Year 2000......................................................................................16
         3.28     Disclosure.....................................................................................16

ARTICLE 4 - Additional Representations and Warranties of the Shareholders........................................16
         4.1      Representations Regarding Shares of Concert Services...........................................16
         4.2      Authorization..................................................................................17

ARTICLE 5 - Conduct of Business Pending The Closing..............................................................17
         5.1      Conduct of Business by Concert Services Pending the Closing....................................17
         5.2      No Other Bids for Concert Services.............................................................20
         5.3      Lines of Business and Capital Expenditures.....................................................20
         5.4      Accounting Methods.............................................................................20
         5.5      Other Actions..................................................................................21
         5.6      Working Capital................................................................................21

ARTICLE 6 - Additional Agreements................................................................................21
         6.1      Expenses.......................................................................................21
         6.2      Notification of Certain Matters................................................................21
         6.3      Access to Information..........................................................................21
         6.4      Taking of Necessary Action.....................................................................21
         6.5      Notice of Changes..............................................................................22
         6.6      Press Releases.................................................................................22
         6.7      Employee Matters...............................................................................22
         6.8      Tax Matters....................................................................................22
         6.9      Referral Commissions...........................................................................23
         6.10     Noncompetition Covenant........................................................................23
         6.11     Covenant Not to Hire...........................................................................23
         6.12     BandMerchandise.com............................................................................23

ARTICLE 7 - Conditions to Closing................................................................................23
         7.1      Conditions to Obligations of Each Party to Effect the Closing..................................23
         7.2      Additional Conditions to TBA's Obligations.....................................................24
         7.3      Additional Conditions to the Obligations of Concert Services
                  and the Shareholders...........................................................................25

ARTICLE 8 - Termination, Amendment and Waiver....................................................................27
         8.1      Termination....................................................................................27
         8.2      Amendment......................................................................................27
         8.3      Waiver.........................................................................................28
         8.4      Effect of Termination..........................................................................28


                                TABLE OF CONTENTS
                                   (Continued)

                                                                                                               Page
                                                                                                               ----
ARTICLE 9 - Indemnification......................................................................................28
         9.1      By TBA, Concert Services and the Shareholders..................................................28
         9.2      Claims for Indemnification.....................................................................28
         9.3      Defense by Indemnifying Party..................................................................29
         9.4      Payment of Indemnification Obligation..........................................................29

ARTICLE 10 - General Provisions..................................................................................29
         10.1     Survival of Representations and Warranties.....................................................29
         10.2     Effect of Due Diligence........................................................................30
         10.3     Specific Performance...........................................................................30
         10.4     Notices........................................................................................30
         10.5     Interpretation.................................................................................32
         10.6     Severability...................................................................................32
         10.7     Miscellaneous..................................................................................32
         10.8     Material Adverse Breach........................................................................33
         10.9     Limitation of Liability........................................................................33


SCHEDULE 1.2      Purchase Price Consideration
SCHEDULE 2        Disclosure Schedule

ANNEX I           Ownership of Shares

EXHIBIT A         Form of Adjustable Promissory Note
EXHIBIT B         Form of Employment Agreement
EXHIBIT C         Form of Consulting Agreement
EXHIBIT D         Form of Agent Services Agreement


                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT, dated as of March 31, 2000 (this "Agreement"), is by and among TBA Entertainment Corporation, a Delaware corporation ("TBA"), Edward James Dougherty, Janet L. Dougherty, John F. Dougherty, Eva Dougherty and The Ed and Jan Dougherty Charitable Remainder Trust, all shareholders of Concert Services (as defined below) (individually, a "Shareholder" and collectively, the "Shareholders"), and EJD Concert Services, Inc., an Oregon corporation ("Concert Services").

                                    RECITALS

         WHEREAS, the Shareholders own all of the issued and outstanding common stock (the "Shares") of Concert Services;

         WHEREAS, TBA, Concert Services and the Shareholders each desire for TBA to acquire (the "Acquisition") all of the Shares pursuant to the terms and conditions of this Agreement, as a result of which Concert Services will become a wholly owned subsidiary of TBA;

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:


                                    ARTICLE 1

                           PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, the Shareholders agree to sell, assign, transfer and deliver to TBA at the Closing (as hereinafter defined), and TBA agrees to purchase the from the Shareholders at the Closing, the Shares, free and clear of any and all charges, claims, community property interests, equitable interests, mortgages, liens, security interests, pledges, charges, rights of assignment, rights of purchase, rights of first offer or refusal, options, warrants or encumbrances of any nature (collectively, "Liens").

         1.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Shares shall be equal to Six Hundred Thousand Dollars ($600,000), subject to possible adjustment as provided in the Adjustable Notes (hereinafter defined) and subparagraph (c) below, and shall be paid or delivered to the Shareholders as follows:

                  (a) At the Closing, TBA shall deliver to the Shareholders by wire transfer to one or more accounts designated in writing by the Shareholders to TBA prior to the Closing cash in an amount equal to Five Hundred Forty Thousand Dollars ($540,000) (the "Cash Portion"). The Cash Portion shall be allocated among the Shareholders as specified in Schedule 1.2.

                  (b) At the Closing, TBA shall deliver to the Shareholders promissory notes (the "Adjustable Notes") in the initial aggregate principal amount of Sixty Thousand Dollars ($60,000), subject to possible adjustment as set forth in the Adjustable Notes, each Adjustable Note substantially in the form of Exhibit A attached hereto, allocated among the Shareholders as specified in Schedule 1.2. Any adjustment to the Purchase Price hereunder shall be accomplished only through adjustment to payments under the Adjustable Notes as set forth in the Adjustable Notes, and the Cash Portion of the Purchase Price shall not be adjusted subsequent to Closing.

                  (c) On or before ninety (90) days after the Closing, TBA shall pay to the Shareholders in cash, in the ratio in which the Cash Portion was paid to the Shareholders, the dollar amount by which the Concert Service's cash on deposit (not including advance deposits) on March 1, 2000, exceeded the sum of (i) $45,000, and (ii) unpaid liabilities and expenses of Concert Services (net of collectible receivables) on such date, as calculated under the accrual method of accounting.

         1.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Winstead Sechrest & Minick P.C., 1201 Elm Street, 5400 Renaissance Tower, Dallas, Texas, on March 31, 2000, or as soon as reasonably practicable thereafter as the conditions set forth in Article 7 have been satisfied or waived (the "Closing Date"). At the
Closing:

                  (a) TBA will (i) pay to the Shareholders the Cash Portion by wire transfer of immediately available funds, (ii) execute and deliver to the Shareholders the Adjustable Notes, and (iii) execute and deliver to the Shareholders such other documents and instruments required to be executed and delivered by TBA under the terms of this Agreement; and

                  (b) The Shareholders will deliver to TBA (i) certificates representing the Shares, duly endorsed, and (ii) such other documents and instruments required to be delivered by the Shareholders under the terms of this Agreement or reasonably requested by TBA.

         1.4 Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest TBA with full right, title and possession and all rights, privileges and immunities with respect to any or all of the Shares, the Shareholders shall take all such action.

                                    ARTICLE 2

                      REPRESENTATIONS AND WARRANTIES OF TBA

         TBA hereby represents and warrants to Concert Services and the Shareholders as follows:

         2.1 Organization and Qualification. TBA has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now conducted.

         2.2 Authority Relative to this Agreement. TBA has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by TBA and the consummation by TBA of the transactions contemplated hereby have been duly authorized by the Board of Directors of TBA, and no other corporate proceedings on the part of TBA are necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by TBA and constitutes the valid and binding obligation of TBA, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by TBA, the performance by TBA of its obligations hereunder or the consummation of the transactions contemplated hereby by TBA will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of TBA under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which TBA is a party or by which TBA or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed. No authorization, consent or approval of, or filing with, any public body, court or governmental or regulatory authority is necessary on the part of TBA for the consummation by TBA of the transactions contemplated by this Agreement.

         2.3 Certain Corporate Matters. TBA is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a materially adverse effect on TBA and its subsidiaries, taken as a whole. TBA has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it engages or in which it proposes presently to engage and to own and use the properties owned and used by it. All material corporate actions taken by TBA since its date of incorporation have been duly authorized and/or subsequently ratified, as necessary. TBA is not in default under or in violation of any material provision of its charter or bylaws.

         2.4 Broker's Fees. Neither TBA nor anyone on its behalf has any liability to any broker, finder, investment banker or similar agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or similar agent in connection with the Acquisition or any similar transaction.

         2.5 Disclosure. The representations and warranties and statements of fact made by TBA in this Agreement and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete at the Closing and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such representations and warranties and statements and information contained herein or therein not misleading.

         2.6 No Actions Pending. There are no actions, claims, complaints, grievances, suits, governmental inquiries, governmental investigations or proceedings pending or, to the knowledge of TBA, threatened, and to the knowledge of TBA, there are no investigations pending or threatened, which in any manner challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, by or before any court, arbitrator or administrative or governmental body.

         2.7 Investment Intent. TBA is acquiring the Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). TBA will not sell or otherwise dispose of any Shares in a manner which would require registration under the Securities Act or any applicable blue sky law unless such registrations are effected.

         2.8 Information. TBA has had an opportunity to ask questions of, and receive answers from, the Shareholders concerning the Shares, and the operations, financial condition and prospects of Concert Services.

         2.9 Sophistication of TBA. TBA has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares.

         2.10 Accredited Investor. TBA is an "accredited investor" as that term is defined in regulations promulgated by the Securities and Exchange Commission.


                                    ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                      THE SHAREHOLDERS AND CONCERT SERVICES

       Except as set forth in the correspondingly numbered section of the disclosure schedule attached hereto as Schedule 1 and incorporated herein by this reference (the "Disclosure Schedule"), each Shareholder and Concert Services, jointly and severally, hereby represent and warrant to TBA as follows:

         3.1 Organization, Qualification and Corporate Power. Concert Services is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Concert Services is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions specified in Section 3.1 of the Disclosure Schedule, which are the jurisdictions in which the ownership of its properties, the employment of its personnel or the conduct of its business requires that it be so qualified or where a failure to be so qualified or licensed would have a material adverse effect on its financial condition, results of operation or business. Concert Services has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Concert Services has delivered to TBA true, accurate and complete copies of its charter and bylaws which reflect all amendments made thereto at any time prior to the date of this Agreement. The minute books containing the records of meetings of the shareholders and Board of Directors of Concert Services, the stock certificate books and the stock record books of Concert Services are complete and correct in all material respects. The stock record books of Concert Services and the shareholder lists of Concert Services which Concert Services has previously furnished to TBA are complete and correct in all respects and accurately reflect the record and beneficial ownership of all the outstanding shares of Concert Services' capital stock and all other outstanding securities issued by Concert Services. All material corporate actions taken by Concert Services since incorporation have been duly authorized and/or subsequently ratified as necessary. Concert Services is not in default under or in violation of any provision of its charter or bylaws. Concert Services is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

         3.2 Capitalization. Concert Services' entire authorized capital stock consists of ten (10) shares of common stock, no par value per share ("Concert Services Common Stock"), of which ten (10) shares are issued and outstanding and ten (10) shares will be issued and outstanding immediately prior to the Closing Date. All of the issued and outstanding shares of Concert Services Common Stock have been and, as of the Closing Date, will be duly authorized and are and, as of the Closing Date, will be validly issued, fully paid and nonassessable and have not been and, as of the Closing Date, will not be issued in violation of any pre-emptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which Concert Services is a party or which are binding upon Concert Services providing for the issuance or transfer by Concert Services of additional shares of its capital stock and Concert Services has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, contracts, arrangements or commitments based upon the book value, income or other attribute of Concert Services. There are no voting trusts or any other agreements or understandings with respect to the voting of Concert Services' capital stock. Upon consummation of the Acquisition, TBA will own the entire equity interest in Concert Services and Concert Services will not have outstanding any stock or securities convertible or exchangeable for any shares of its capital stock, nor have outstanding any rights, options, agreements or arrangements to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock. The Shareholders are the only holders of capital stock of Concert Services. All capital stock, options, warrants and other securities issued by Concert Services were issued in compliance, in all respects, with all applicable federal and state securities laws.

         3.3 Authorization of Transaction. Concert Services has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of Concert Services. No other corporate approval on the part of Concert Services (other than shareholder approval) will be necessary to authorize the execu tion, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Concert Services and, upon approval hereof by the Shareholders of Concert Services, will constitute the valid and binding obligation of Concert Services, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity. None of the execution and delivery of this Agreement by Concert Services, the performance by Concert Services of its obligations hereunder or the consummation of the transactions contemplated hereby by Concert Services will require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any properties, assets or business of Concert Services under any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Concert Services is a party or by which Concert Services or any of its assets or properties is bound or encumbered, except those that have already been given, obtained or filed, all as set forth in Section 3.3 of the Disclosure Schedule. No notice to, filing with or authoriza tion, consent or approval of any public body or authority is necessary for the consummation by Concert Services of the transactions contemplated by this Agreement.

         3.4 Subsidiaries. Concert Services does not own and is not obligated to purchase any equity interest in or any other interest convertible into or exchangeable for an equity interest in any entity.

         3.5 Financial Statements. Concert Services has delivered to TBA (a) unaudited balance sheets as of February 28, 1999, 1998 and 1997, (b) unaudited statements of operations for each of the years in the three-year period ended February 28, 1999, (c) unaudited balance sheets as of November 30, 1999, and (d) unaudited statements of operations for the nine (9) months ended November, 1999, for Concert Services (collectively, the "Financial Statements"). The Financial Statements have been prepared on the cash basis of accounting, which basis of accounting has been applied consistently for all periods and present fairly the financial condition of Concert Services as of such dates and the results of its operations and cash flows for such periods. Since February 29, 1996, there have been no changes in Concert Services' method of accounting for tax purposes.

         3.6 Events Subsequent to Financial Statements. Except as disclosed in the Financial Statements or permitted in this Agreement, since February 28, 1999, there has not been:

                  (a) any materially adverse change in the financial condition, results of operations or business of Concert Services;

                  (b) any sale, lease, transfer, license or assignment of any material assets, tangible or intangible, of Concert Services, other than in the ordinary course of business;

                  (c) any damage, destruction or property loss, whether or not covered by insurance, affecting materially adversely the properties or business of Concert Services;

                  (d) any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of Concert Services or any redemption, purchase or other acquisition of any such shares;

                  (e) any mortgage or pledge of, or subjection to any material lien, charge, security interest or encumbrance of any kind on, any of the assets, tangible or intangible, of Concert Services (other than liens arising by operation of law which secure obligations which are not yet due and payable);

                  (f) any incurrence of indebtedness or liability or assumption of obligations by Concert Services other than (i) those incurred in the ordinary course of business, (ii) those which do not exceed $10,000 in the aggregate, and (iii) those incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement;

                  (g) any cancellation or compromise by Concert Services of any material debt or claim, except for adjustments made in the ordinary course of business which, in the aggregate, are not material;

                  (h) any waiver or release by Concert Services of any right of any material value;

                  (i) (except for licenses of software made in the ordinary course of business, consistently with past practice) any sale, assignment, transfer or grant by Concert Services of any rights under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names or copyrights or with respect to any know-how or other intangible assets;

                  (j) any material arrangement, agreement or undertaking entered into by Concert Services not terminable on 30 days or less notice without cost or liability (including, without limitation, any payment of or promise to pay any bonus or special compensation) with employees or any increase in compensation or benefits to officers or directors of Concert Services, other than in the ordinary course of business;

                  (k) any change made or authorized in the charter or bylaws of Concert Services;

                  (l) any issuance, sale or other disposition by Concert Services of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities;

                  (m) any loan to or other transaction with any officer, director or shareholder of Concert Services giving rise to any claim or right of Concert Services against any such person or of such person against Concert Services;

                  (n) any payment to or other transaction with any officer, director or shareholder of Concert Services involving an amount in excess of $5,000, individually or in the aggregate, other than the payment of monthly compensation (or bonus compensation) consistent with customary practice;

                  (o) any acceleration, termination, modification or cancellation or threat thereof by any party of any contract, lease or other agreement or instrument to which Concert Services is a party or by which it is bound so as to affect, materially and adversely, the properties or business of Concert Services; or

                  (p) any other material transaction or commitment entered into other than in the ordinary course of business by Concert Services.

         3.7 Undisclosed Liabilities. Concert Services has no material liability or obligation whatsoever, known or unknown, either absolute, contingent or otherwise, except to the extent shown on the Financial Statements, incurred in the normal and ordinary course of business of Concert Services since March 1, 1999 (provided that, liabilities or obligations incurred in connection with the termination of employees shall not be considered liabilities incurred in the ordinary course of business), or incurred in the course of negotiating, documenting and consummating the transactions contemplated by this Agreement. Concert Services is not indebted, directly or indirectly, to any person who is an officer, director or shareholder of Concert Services or any affiliate of any such person in any amount whatsoever other than for salaries for services rendered or reimbursable business expenses, and no such officer, director, shareholder or affiliate is indebted to Concert Services, except for advances made to employees of Concert Services in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

         3.8 Tax Returns and Audits. The taxable year of Concert Services ends February 28. Concert Services has duly and timely filed or caused to be filed all tax returns (the "Tax Returns") required to be filed on behalf of itself and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due on behalf of itself to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). To the knowledge of each Shareholder and Concert Services, such Tax Returns are correct in all material respects, and Concert Services is not required to pay any other taxes for such periods except as shown in such Tax Returns. The income tax returns filed by Concert Services have not been, and are not being, to the knowledge of each Shareholder, examined by the Internal Revenue Service or other applicable taxing authorities for any period. All taxes or estimates thereof that are due, or are claimed or asserted by any taxing authority to be due, have been timely and appropriately paid so as to avoid penalties for underpayment. Except for amounts not yet due and payable, all tax liabilities to which the properties of Concert Services may be subject have been paid and discharged. There are no tax liens (other than liens for taxes which are not yet due and payable) on any of the property of Concert Services, nor are there any pending or threatened examinations or tax claims asserted. Concert Services has not granted any extensions of limitation periods applicable to tax claims or filed a consent under Section 341(f) of the Code relating to collapsible corporations. Except in jurisdictions in which Concert Services voluntarily files tax returns, no claim has ever been made by a taxing authority that Concert Services is or may be subject to taxation by that jurisdiction. True and correct copies of all federal, foreign, state and local income and other tax returns, notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by Concert Services since March 1, 1995, have been delivered to TBA, and the same are listed in Section 3.8 of the Disclosure Schedule. Concert Services is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. Concert Services is not a party to any agreement that has resulted or would result in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. Concert Services has never been a member of an "affiliated group," as defined in Section 1504(a) of the Code. All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. Concert Services is not is a United States real property holding corporation as defined in Section 897 of the Code. No shareholder of Concert Services is a foreign person within the meaning of Section 1445(b)(2) of the Code. Concert Services has not made any tax elections under any section of the Code, including, without limitation under any of Sections 108, 168, 338, 441, 463, 472, 1017, 1033 or 4977 of the Code (or any
predecessor thereof). None of the assets and properties of Concert Services is an asset or property that TBA or any of its affiliates is or will be required to treat as being (i) owned by any other Person pursuant to the provisions of
Section 168(f)(8) of the Internal Revenue Code of 1954 as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986, or (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to Concert Services or any assets thereof. Concert Services has not agreed to or is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method of Concert Services, Concert Services has no applications pending with any taxing authority requesting permission for any changes in any accounting method of Concert Services, and the I.R.S. has not proposed any such adjustment or change in accounting method therefor. Concert Services has not been or is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable law relating to the payment of withholding of taxes. Concert Services has duly and timely withheld from salaries, wages and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         3.9 Books and Records. To the knowledge of each Shareholder and Concert Services, the general ledgers and books of account of Concert Services, all federal, state and local income, franchise, property and other tax returns filed by Concert Services, with respect to its assets, and all other books and records of Concert Services are in all material respects complete and correct and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations in all material respects.

         3.10 Real Property. Concert Services owns no real property and has no contractual or oral lease obligation with respect to any real property.

         3.11 Tangible Property. Concert Services has good and marketable title to, or a valid leasehold interest in, each item of tangible property, whether real, personal or mixed, reflected on its books and records as owned or used by it, subject to no material encumbrances, loans, security interests, mortgages or pledges.

         3.12 Intellectual Property.

                  (a) Section 3.12(a) of the Disclosure Schedule sets forth a list of intellectual property owned by Concert Services including all patents, patent applications, trademarks, service marks, trade dress, trade names, trade secrets, corporate names, customer lists, copyrights, mask works, technology or intellectual property that are material to the business of Concert Services and registrations or applications to register any of the foregoing and a list of all licenses or other contracts related thereto (collectively, the "Intellectual Property"). With respect to each such item of Intellectual Property:

                           (i) Concert Services is the sole and exclusive owner
                  and has the sole and exclusive right to use the item in the conduct of its business;

                           (ii) no proceedings have been instituted, are pending
                  or are threatened which challenge the validity, enforceability, use or ownership thereof;

                           (iii) the item (A) does not infringe upon or
                  otherwise violate the rights of others, (B) to the knowledge of Concert Services is not being infringed upon by others and
                  (C) is not subject to any outstanding order, decree, judgment, stipulation or charge;

                           (iv) no license, sublicense or agreement pertaining
                  to the item has been granted by Concert Services;

                           (v) Concert Services has not received any charge of
                  interference or infringement with respect to the item;

                           (vi) except in the ordinary course of business,
                  Concert Services has not agreed to indemnify any person or entity for or against any infringement with respect to the item;

                           (vii) the transactions contemplated by this Agreement
                  will have no material adverse effect on the right, title and interest of Concert Services in the item;

                           (viii) Concert Services has taken all steps which are
                  commercially reasonable to protect the rights set forth in
                  Section 3.12(a) of the Disclosure Schedule and will continue to use commercially reasonable efforts to maintain those rights prior to the Closing Date so as to not materially adversely affect the validity or enforcement of such rights; and

                           (ix) Concert Services has supplied TBA with true and
                  complete copies of all written documentation evidencing its ownership of the item and of all licenses and other contracts related thereto.

                  (b) Section 3.12(b) of the Disclosure Schedule sets forth a list describing all patents, trademarks, trade names, service marks, copyrights, trade secrets and mask works of others which Concert Services practices or uses that are material to Concert Services. With respect to each such item of intellectual property:

                           (i) any license agreement covering the item is a
                  valid and binding agreement, has been validly executed and delivered by Concert Services and, to the knowledge of Concert Services, by the other parties thereto and is in full force and effect;

                           (ii) no event has occurred which constitutes a breach
                  of such license agreement, Concert Services has not repudiated and, to the knowledge of Concert Services, no other party thereto has repudiated any provision thereof and there are no disputes, oral arrangements or delayed payment programs in effect as to any such license agreement;

                           (iii) Concert Services has supplied TBA with a true
                  and complete copy of the license agreement;

                           (iv) the transactions contemplated by this Agreement
                  will have no material adverse effect on the ability of Concert Services to continue using or practicing each such item; and

                           (v) Concert Services is not aware of any claim that
                  the exercise of the rights granted to Concert Services with respect to such item infringes upon the intellectual property rights of any third party.

                  (c) To the knowledge of each Shareholder and Concert Services, Concert Services has not infringed, misappropriated or otherwise violated any intellectual property rights of any third party. Concert Services is not aware of any infringement, misappropriation or violation with respect to intellectual property which will occur as a result of the continued operation of the business of Concert Services as now conducted or as presently proposed to be conducted.

                  (d) Concert Services has taken commercially reasonable security measures to protect the security, confidentiality and value of all the material intellectual property owned by it.

         3.13 Contracts. Section 3.13 of the Disclosure Schedule lists the following contracts and written arrangements, true and complete copies of which have been delivered to TBA, to which Concert Services is a party:

                  (a) any contract for the lease of personal property from or to third parties providing for lease payments in excess of $5,000.00 per annum;

                  (b) any contract for the purchase or sale of supplies, products manufactured by Concert Services or other personal property or for the furnishing or receipt of services which contract calls for performance over a period of more than one year or which involves more than the sum of $5,000.00;

                  (c) any joint venture or partnership agreement;

                  (d) any agreement or instrument under which Concert Services is or may become indebted for borrowed money;

                  (e) any noncompetition agreement;

                  (f) any other contract in which the consequences of a default or termination would have a materially adverse effect on the financial condition of Concert Services or on the prospects or the conduct of the business of Concert Services;

                  (g) any standard form of license agreement; and

                  (h) any other contract or arrangement not entered into in the ordinary course of business.

All contracts and arrangements listed in Section 3.13 of the Disclosure Schedule are valid and binding agreements of Concert Services. Neither Concert Services nor, to the knowledge of each Shareholder, any other party is in breach or default, and no event has occurred on the part of Concert Services or, to the knowledge of the each Shareholder, on the part of any other party to any such contract or arrangement which with notice or lapse of time would constitute a breach or default or permit termination under any such contract or arrangement. None of such contracts or arrangements will be terminated or modified by the consummation of the Acquisition. Concert Services has previously made available to TBA all of the material service agreements of Concert Services with its customers. Concert Services is not a party to any verbal contract or arrangement which, if reduced to written form, would be required to be listed in Section 3.13 of the Disclosure Schedule under the terms of subsections (a)-(h) of this Section 3.13.

         3.14 Suppliers and Customers. Section 3.14 of the Disclosure Schedule is a true and correct list of the ten (10) largest events (by dollar value of contracts) under contract with Concert Services during the past twelve (12) months and the ten (10) largest suppliers of talent (by dollar value of contracts) utilized by Concert Services during the past twelve (12) months. No representative of any such event or supplier of talent has notified Concert Services that it will substantially decrease or cease doing business with Concert Services.

         3.15 Notes; Accounts Receivable. As of the Closing Date, all notes payable to and accounts receivable of Concert Services will be properly reflected on their respective books and records and will be valid receivables subject to no setoffs or counterclaims.

         3.16 Powers of Attorney. There are no outstanding material powers of attorney or similar instruments executed by Concert Services.

         3.17 Condition of Property. Each fixture, machine and piece of equipment (having a net book value of $5,000.00 or more) owned or used by Concert Services is in good operating condition and repair, subject to normal wear and tear. Concert Services owns or leases under valid lease all machinery, equipment and other tangible assets used in the conduct of its business as presently conducted.

         3.18 Insurance. Concert Services is insured under the policies listed in Section 3.18 of the Disclosure Schedule (the "Insurance Policies"). The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default by Concert Services under any of the Insurance Policies.

         3.19 Litigation. Section 3.19 of the Disclosure Schedule sets forth any instances in which (a) Concert Services is subject to any judgment or order (other than orders of general applicability) of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, or where there is any charge, complaint, lawsuit or governmental investigation pending or threatened against Concert Services; or (b) Concert Services is a plaintiff in any action, domestic or foreign, judicial or administrative, or any such action exists in which a counterclaim against Concert Services is pending or might be brought. None of the actions, suits, proceedings or investigations set forth in
Section 3.19 of the Disclosure Schedule could result in any adverse change in the condition, financial or otherwise, of Concert Services, the same being fully reserved against in the Financial Statements. There are no unsatisfied judgments, orders (other than orders of general applicability), decrees or stipulations affecting Concert Services or to which Concert Services is a party and there is no reason to believe that any such action, suit, proceeding or investigation may be brought or threatened against Concert Services.

         3.20 Employees. Concert Services has not entered into any written or oral employment agreements with any employee. Concert Services is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by Concert Services to any shareholder, officer, director or employee of Concert Services (except salaries and wages incurred and payable in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to Concert Services or any guarantees by Concert Services of any loan or obligation of any nature to which any such person is a party. Concert Services has complied in all material respects with all laws and regulations which relate to the employment of labor, employee civil rights or equal employment opportunities.

         3.21 Employee Benefit Plans. Concert Services has listed in Section
3.21 of the Disclosure Schedule and has furnished to TBA true and complete copies of (a) any nonqualified deferred or incentive compensation or retirement plans or arrangements, (b) any qualified retirement plans or arrangements, (c) any other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements and (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by Concert Services or to which Concert Services is a party or otherwise is bound ("Concert Services Employee Benefit Plans"). Except as required by law, Concert Services does not maintain or contribute or has ever maintained or contributed to any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees. With respect to the employee benefit plans listed in Section 3.21 of the Disclosure Schedule, Concert Services has furnished to TBA true and complete copies of (i) any summary plan description or other employee communication materials, (ii) the latest financial statements and annual reports, and (iii) all documents filed with the Internal Revenue Service or the Department of Labor since December 31, 1994. All employee benefit plans and related trusts listed in Section 3.21 of the Disclosure Schedule and maintained or contributed to by Concert Services or with respect to which Concert Services now has or has ever had any liability or potential liability comply in form and in operation with all requirements of ERISA and the Code. All required reports with respect to such plans required by applicable law have been filed. No applications for rulings, determination letters, advisory opinions or prohibited transaction exemptions are currently pending before the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any such employee benefit plans or arrangements or any related trusts. None of such employee benefit plans or arrangements, any related trusts, the trustees of any related trusts or the directors, officers and employees of Concert Services is the subject of any lawsuit, arbitration or other proceeding concerning any benefit claim or other benefit-related matter (other than routine claims in the ordinary course of business), and there have been no prohibited transactions as described in Section 406 of ERISA or as defined in Section 4975 of the Code with respect to any such plan. Neither Concert Services, its directors, officers and employees nor any other fiduciary, as such term is defined in Section 3 of ERISA, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law which would subject Concert Services or its directors, officers and employees to liability under ERISA or any applicable law.

         3.22 Guarantees. Concert Services is not a guarantor or otherwise liable for any material indebtedness of any other person, firm or corporation other than endorsements for collection in the ordinary course of business.

         3.23 Legal Compliance. To the knowledge of each Shareholder and Concert Services, Concert Services and each of its respective directors, officers and employees (the individuals only in their capacities as representatives of Concert Services) has complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof, and no claim has been filed against Concert Services alleging a violation of any such laws or regulations. Concert Services holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted or proposed to be conducted. Neither Concert Services, nor any director, officer, agent, partner or employee thereof or any other person associated with or acting for or on behalf of Concert Services has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (whether in cash or otherwise) to any person, private or public, regardless of form, whether in money, property, or services, in violation of any applicable law, rule or regulation (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Concert Services, or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Concert Services.

         3.24 Certain Business Relationships. To the knowledge of each Shareholder, except for Entertainment Consultants, LLC, an Oregon limited liability company recently formed by Edward James Dougherty and Janet L. Dougherty, none of the present or former shareholders, directors, officers or employees of Concert Services owns, directly or indirectly, any interest in any business, corporation or other entity (other than investments in publicly held companies) which, on the date hereof or within the past 12 months, has been involved in any manner in any business arrangement or relationship with Concert Services, and none of the foregoing persons owns any property or rights, tangible or intangible, which are used in the business of Concert Services.

         3.25 Broker's Fees. Neither Concert Services nor anyone on its behalf has any liability to any broker, finder, investment banker or similar agent, or has agreed to pay any brokerage fees, find er's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or similar agent in connection with the Acquisition or any similar transaction.

         3.26 Environment, Health and Safety. Concert Services is in compliance with all environmental, health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been held or commenced against Concert Services alleging any failure so to comply. Concert Services has obtained and been in compliance with all of the material terms and conditions of all permits, licenses and other authorizations which are required under, and have complied with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, laws, and timetables which are contained in, all applicable environmental, health and safety laws.

         3.27 Year 2000. To the knowledge of each Shareholder and Concert Services, except for the "current date" feature on one computer, the computer programs and technical systems used by Concert Services are year 2000 compliant, will function and operate prior to, during and after the calendar year 2000 in accordance with their specifications and will provide the required output without experiencing abnormal ending dates and/or invalid or incorrect years and shall incorporate century recognition date data, calculations that use same century and multi-century formulas and date values that reflect the current century in all transactions. In addition, except as set forth in the preceding sentence, all such computer programs and technical systems will process, manage and manipulate data involving dates, including single century and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates.

         3.28 Disclosure. The representations and warranties and statements of fact made by Concert Services in this Agreement, in the Disclosure Schedule, in the responses to the Due Diligence Checklist delivered to the Shareholders by letter dated December 9, 1999, and in certificates and other written statements or agreements delivered or to be delivered pursuant to this Agreement are accurate, correct and complete in all material respects on the date of this Agreement and will, except as contemplated hereby, be accurate, correct and complete in all material respects on the Closing Date and do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.


                                    ARTICLE 4

          ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         Except as set forth in the correspondingly numbered section of the Disclosure Schedule, each Shareholder severally represents and warrants to TBA as to himself or herself only and not with respect to any other Shareholder as follows:

         4.1 Representations Regarding Shares of Concert Services.

         (a) Such Shareholder is the record and beneficial owner of and has good title to the Shares set forth opposite his or her name on Annex I attached hereto, free and clear of any and all Liens. Annex I attached hereto sets forth the number of shares of capital stock of Concert Services owned by the Shareholders, and the Shares collectively represent all the issued and outstanding capital stock of Concert Services.

         (b) Such Shareholder has the full right, power and authority to enter into this Agreement.

         (c) Such Shareholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by such Shareholder.

         (d) No broker or finder has acted for such Shareholder in connection with this agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder's fee or other commissions in respect of such transactions based upon agreements, arrangements or understandings made by or on behalf of such Shareholder.

         4.2 Authorization. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which such Shareholder is a party constitute the valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors' rights generally.

         The execution, delivery and performance by such Shareholder of this Agreement and the agreements provided for herein, and the consummation by such Shareholder of the transactions contemplated hereby and thereby, will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to such Shareholder; (b) violate any judgment, decree, order or award of any court, governmental body or arbitrator; or (c) conflict with or result in the breach or termination of any term or provision of, or constitute a default under, or cause any acceleration under, or cause the creation of any lien, charge or encumbrance upon the properties or assets of such Shareholder pursuant to, any indenture, mortgage, deed of trust or other instrument or agreement to which such Shareholder is a party or by which such Shareholder or any of his or her properties is or, to the knowledge of such Shareholder, may be bound, except for violations or conflicts which individually or in the aggregate would not have a material adverse effect on Concert Services' financial condition or results of operation.


                                    ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE CLOSING

         5.1 Conduct of Business by Concert Services Pending the Closing. Concert Services covenants and agrees that, prior to the Closing Date, unless TBA shall otherwise approve in writing (which approval will not be unreasonably withheld) or as otherwise expressly contemplated or permitted by this Agreement:

                  (a) Concert Services shall conduct its business and operations, including its cash management practices, the collection of receivables, maintenance of facilities and payment of payables, only in the usual and ordinary course of business and consistent with past custom and practice in all material respects;

                  (b) Except as contemplated by this Agreement, Concert Services shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any material portion of its assets, except in the ordinary course of business; (ii) amend or propose to amend its charter or bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities;
         (v) create any subsidiaries; or (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5.1(b);

                  (c) Concert Services shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or material assets thereof; (iii) incur any material indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (d) Concert Services shall not (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action other than in the ordinary course of business and consistent in all material respects with past practice (none of which shall be unreasonable or unusual) with respect to the grant of any bonuses, salary increases, severance or termination pay or with respect to any increase of benefits payable in effect on March 1, 1999;

                  (e) Concert Services shall not adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

                  (f) Except as otherwise required by its charter or bylaws, by this Agreement or by applicable law, Concert Services shall not call any meeting of its shareholders and, with respect to any meeting of its shareholders called by Concert Services, shall provide to TBA copies of all written materials and other information given to the shareholders prior to the time such materials and information are given to the shareholders;

                  (g) Concert Services shall use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the can celled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

                  (h) Concert Services shall (i) use commercially reasonable efforts to preserve intact its business organization and goodwill, keep in full force and effect all material rights, licenses, permits and franchises relating to its business, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it; (ii) report on a regular and frequent basis, at reasonable times, to representatives of TBA regarding operational matters and the general status of ongoing operations; (iii) use commercially reasonable efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the Closing Date if then made; and (iv) notify TBA of any emergency or other change in the normal course of their respective business or in the operation of their properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of Concert Services, or to the ability of Concert Services or TBA to consummate the transactions contemplated by this Agreement;

                  (i) Concert Services shall deliver to TBA promptly (but in any event within two business days) after the discovery or receipt of notice of any default under any material agreement to which it is a party or any other material adverse event or circumstance affecting Concert Services (including the filing of any material litigation against Concert Services or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced), a certificate of the President of Concert Services specifying the nature and period of the existence thereof and what actions Concert Services has taken and proposes to take with respect thereto;

                  (j) Concert Services shall use commercially reasonable efforts to maintain its assets in customary repair, order and condition, replace in accordance with past practice its inoperable, worn out or obsolete assets with assets of quality at least comparable to the original quality of the assets being replaced and maintain in all material respects its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements;

                  (k) Concert Services shall use commercially reasonable efforts to maintain in full force and effect the existence of all material patents, inventions, trademarks, service marks, trade dress, trade names, corporate names, copyrights, mask works, trade secrets, licenses, computer software, data and documentation and other proprietary rights, which it uses or owns;

                  (l) Concert Services shall comply in all material respects with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes; and

                  (m) Concert Services shall not enter into any contract (except for artist performances providing for payments of $50,000 or less) requiring payments in excess of $20,000 or for a duration of more than one (1) year.

         For purposes of this Section 5.1, should TBA fail to approve in writing any action for which its approval is required pursuant to this Section 5.1 within three (3) business days after its receipt of a written request for approval in accordance with the notice requirements contained herein, the matter shall be deemed approved by TBA. Notwithstanding any other provision of this Agreement, the amendment or modification of the Disclosure Schedule by Concert Services after the time TBA has signed this Agreement shall have no effect with respect to the agreements, covenants and obliga tions of Concert Services and TBA pursuant to this Section 5.1 and Sections 7.2 and 7.3 of this Agreement.

         5.2 No Other Bids for Concert Services. Concert Services shall not, nor either authorize or knowingly permit any officer, director, shareholder or employee of, or any investment banker, attorney, accountant or other representative retained by, Concert Services to, make, solicit, initiate, encourage or respond to a submission of a proposal or offer from any person or entity (other than TBA) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Concert Services or other similar transaction or business combination involving Concert Services (hereinafter collectively referred to as a "Third Party Offer"). Concert Services will not participate in any negotiations regarding, or furnish to any person or entity (other than TBA) any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person or entity (other than TBA) to do or seek any of the foregoing. Concert Services will immediately cease and cause to be terminated any contacts or negotiations currently pending with respect to Third Party Offers, if any, and shall use its best efforts to cause all reports, material, data and other written information heretofore disseminated by it or on its behalf by any such officer, director or employee or any investment banker, attorney, accountant or other representative in connection with any such Third Party Offer or any inquiry or proposal related thereto to be promptly returned to it. Concert Services shall promptly notify TBA of the receipt of any Third Party Offer or any inquiry or communication which might reasonably be expected to lead to any Third Party Offer and will provide TBA with all information that TBA may reasonably request with respect thereto.

         5.3 Lines of Business and Capital Expenditures. Unless approved in writing by TBA, Concert Services covenants that it will not (a) enter into any new material line of business; (b) change its investment, liability management and other material policies in any material respect; or (c) incur or commit to any capital expenditures, obligations or liabilities in connection therewith.

         5.4 Accounting Methods. Unless approved in writing by TBA, Concert Services covenants that it will not change its methods of accounting in effect at February 28, 1999, except as required by changes in generally accepted accounting principles as concurred in by Concert Services' independent accountants.

         5.5 Other Actions. Unless approved in writing by TBA, Concert Services covenants that it shall not take any action that would or might reasonably be expected to result in any of the representations and warranties of Concert Services set forth in this Agreement becoming untrue in any material respect after the date hereof or any of the conditions to the Closing set forth in
Article 7 of this Agreement not being satisfied.

         5.6 Working Capital. As of March 1, 2000, Concert Services shall have no less than $45,000 in cash (not including advance deposits) in excess of the unpaid liabilities and expenses of Concert Services (net of collectible receivables) on such date. Commencing March 1, 2000 and ending on the Closing Date, Concert Services shall make no distributions with respect to its stock or make any payments other than in the ordinary course of its historic trade or business.


                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

         6.1 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

         6.2 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would result in any Material Adverse Breach (as defined in Section 10.8 of this Agreement), and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder.

         6.3 Access to Information. From the date hereof to the Closing Date, each of Concert Services and TBA shall, and shall cause its respective officers, directors, employees and agents to, afford the officers, employees, agents and representatives of the other parties hereto (including the Shareholders) complete access at all reasonable times to such officers, employees and agents and its properties, books and records (all such access to be arranged through the respective officers of the parties hereto so as not to be unreasonably disruptive to any of the parties), and shall furnish each of such parties all financial, operating, personnel, compensation, tax and other data and information as such parties, through their respective officers, employees, agents or representatives, may request.

         6.4 Taking of Necessary Action. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Concert Services and TBA shall use their best efforts to maintain and make all filings with and obtain all consents, approvals, and/or assurances from third parties and appropriate governmental agencies and authorities necessary or, in the opinion of Concert Services or TBA, advisable for the consummation of the transactions contemplated by this Agreement. Each party shall cooperate with the other in good faith to help the other satisfy its obligations in this
Section 6.4.

         6.5 Notice of Changes. Each of Concert Services and TBA shall each promptly inform the other in writing if any change shall have occurred or shall have been threatened (or any development shall have occurred or shall have been threatened involving a prospective change) in its financial condition, results of operations or business that is or may reasonably be expected to have a material adverse effect on its financial condition, results of operations or business.

         6.6 Press Releases. Concert Services and TBA shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.6 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal securities laws.

         6.7 Employee Matters. TBA shall have no obligation to continue employing any employee of Concert Services for any length of time or at any level of pay for any length of time after the Closing, except as set forth in binding agreements of employment. TBA shall have no obligation to extend COBRA coverage or any other employment benefit to any person who was an employee of Concert Services immediately prior to the Closing but who does not continue as an employee of Concert Services immediately after the Closing. Edward James Dougherty and Janet L. Dougherty shall cease their employment relationship with Concert Services effective as of the Closing.

         6.8 Tax Matters. From and after the Closing, TBA, on the one hand, and the Shareholders, on the other hand, shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, tax returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (1) for the preparation by either of them of any Tax Returns, elections, consents or certificates required to be prepared and filed by such parties or (2) in connection with any audit or proceeding relating to taxes relating to the assets of Concert Services. TBA agrees to retain all books and records with respect to tax matters pertinent to Concert Services relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. None of the parties hereto shall cause an election to be made, an accounting for tax purposes to be adopted, or a position to be taken on any tax return, or in any tax proceeding, that is inconsistent with the provisions of this Agreement. In addition, as custodian of the books and records of Concert Services as of the Closing Date, TBA, or its authorized representatives, shall be responsible for closing such books and records as of the Closing Date for state and federal income tax and financial reporting purposes. TBA and the Shareholders shall cooperate fully with each other in connection with such closing and TBA shall make available to the Shareholders all financial and income tax data, statements, reports and information relating to such closing of the books and records as of the Closing Date.

         6.9 Referral Commissions. TBA shall negotiate in good faith the referral commissions to be paid Concert Services for Concert Services' business referrals to the other operating divisions of TBA on all material projects, consistent with the referral commissions paid other operating divisions of TBA for referrals made to the other operating divisions of TBA or as otherwise mutually agreed upon by Concert Services and TBA.

         6.10 Noncompetition Covenant. Each Shareholder shall not, for the period ending two (2) years from the Closing Date, directly or indirectly, as a director, officer, agent, employer, employee, principal, proprietor, partner, consultant or independent contractor, or in any other individual or representative capacity, (i) invest (other than investments in publicly-owned companies which constitute not more than five percent (5%) of the outstanding securities of any such company) or engage in any business or activity that is directly competitive with the business of Concert Services in the same geographic areas in which Concert Services primarily operates, or (ii) accept employment with or render services to a competitor of the business of Concert Services. Edward James Dougherty shall be entitled to continue the management of Amy Clawson and to retain the fees derived therefrom.

         6.11 Covenant Not to Hire. For the period ending two years from the Closing Date, no Shareholder, on his, her or its own behalf or on behalf of any other person, partnership, association, corporation or other entity, shall hire or solicit for employment any employee of Concert Services, or in any manner attempt to influence or induce any employee of Concert Services to leave the employment of Concert Services, nor shall a Shareholder use or disclose to any person, partnership, association, corporation or other entity any information concerning the names and addresses of Concert Services employees.

         6.12 BandMerchandise.com. John F. Dougherty agrees to sell one hundred percent (100%) of his equity interest in BandMerchandise.com to a non-affiliated third party on or before April 1, 2001. Should John F. Dougherty fail to transfer such interest by April 1, 2001, in consideration of the portion of the Purchase Price payable to Mr. Dougherty pursuant to Section 1.2 of this Agreement and the consideration received by Mr. Dougherty pursuant to the Employment Agreement (as defined in Section 7.2(f)(vii) hereof), Mr. Dougherty shall, commencing May 1, 2001, and continuing on the first day of each successive month thereafter, assign and transfer to TBA ten percent (10%) of the equity interest in BandMerchandise.com owned by him on May 1, 2001, free and clear of all Liens, until he either sells his entire remaining equity interest or conveys all of such equity interest to TBA.


                                    ARTICLE 7

                              CONDITIONS TO CLOSING

         7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment at or prior to the Closing Date of the following condition: no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.

         7.2 Additional Conditions to TBA's Obligations. The obligations of TBA to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

                  (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by Concert Services or the Shareholders, the representations and warranties set forth in Articles 3 and 4 of this Agreement (without regard to any amendments or modifications of the Disclosure Schedule by Concert Services after the time TBA has signed this Agreement) will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                  (b) Concert Services shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant to be performed and complied with by it under this Agreement prior to the Closing Date, including, without limitation, all of its agreements contained in Article 6 of this Agreement;

                  (c) Except as otherwise disclosed on the Disclosure Schedule, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA to own, operate or control Concert Services or any portion of the assets of Concert Services or to prevent a breach of or a default under or a termination of any agreement material to Concert Services to which Concert Services is a party or to which any material portion of the assets of Concert Services is subject, will have been obtained;

                  (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of TBA to own, operate or control Concert Services or any material portion of the assets of Concert Services or the value of the assets of Concert Services;

                  (e) On or prior to the Closing Date, except as consented to by TBA, each Shareholder shall have terminated any employment, compensation, consulting, fee, services or other similar agreements with Concert Services payable to him or her, or to his or her affiliated entities, if any;

                  (f) At the Closing, Concert Services will have delivered to TBA the following:

                           (i) a certificate executed on behalf of Concert
                  Services by its President stating that the conditions set forth in Sections 7.2(a) through 7.2(d) of this Agreement have been satisfied;

                           (ii) certified copies of the resolutions duly adopted
                  by Concert Services' Board of Directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and thereby;

                           (iii) good standing or comparable certificates for
                  Concert Services from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on the consolidated financial condition, results of operations or business of Concert Services, dated not earlier than ten (10) days prior to the Closing Date;

                           (iv) copies of all third party and governmental
                  consents (or other evidence satisfactory to TBA) that Concert Services is required to obtain in order to effect the transactions contemplated by this Agreement;

                           (v) a copy of Concert Services' charter certified by
                  the Secretary of State of the State of Oregon;

                           (vi) certificates evidencing the Shares, duly
                  endorsed;

                           (vii) an Employment Agreement (the "Employment
                  Agreement"), between Concert Services and John F. Dougherty, in substantially the form of Exhibit B attached hereto;

                           (viii) a Consulting Agreement (the "Consulting
                  Agreement"), between Concert Services and Entertainment Consultants, LLC, in substantially the form of Exhibit C attached hereto;

                           (ix) an Agent Services Agreement (the "Agent Services
                  Agreement") between Janet L. Dougherty and Concert Services, in substantially the form of Exhibit D attached hereto; and

                           (x) such other documents as TBA may reasonably
                  request in connection with the transactions contemplated hereby.

                  (g) All proceedings to be taken by Concert Services in connection with the consummation of the Acquisition at the Closing and the other transactions contemplated hereby and all documents required to be delivered by Concert Services in connection with the Acquisition and the other transactions contemplated hereby will be reasonably satisfactory in form and substance to TBA.

         7.3 Additional Conditions to the Obligations of Concert Services and the Shareholders. The obligations of Concert Services and the Shareholders to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date;

                  (a) Except for breaches which do not constitute a Material Adverse Breach (as defined in Section 10.8 of this Agreement) by TBA, the representations and warranties set forth in Article 2 of this Agreement will be true and correct as of the date hereof and at and as of the Closing Date, as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties and with appropriate modifications of tense with respect to representations and warranties made as of a specified date;

                  (b) TBA shall have performed, in all material respects, each obligation and agreement and complied, in all material respects, with each covenant required to be performed and complied with by it under this Agreement prior to the Closing Date;

                  (c) No action or proceeding before any court or government body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

                  (d) At the Closing, TBA will have delivered to Concert Services and the Shareholders the following:

                           (i) a certificate executed on behalf of TBA by its
                  Chief Executive Officer stating that the conditions set forth in Sections 7.3(a) through (c) of this Agreement have been satisfied;

                           (ii) certified copies of the resolutions duly adopted
                  by TBA's board of directors authorizing the execution, delivery and performance of this Agreement;

                           (iii) good standing certificates for TBA from the
                  Secretary of State of the State of Delaware dated not earlier than ten (10) days prior to the Closing Date;

                           (iv) copies of all third party and governmental or
                  regulatory consents (or other evidence satisfactory to Concert Services) that TBA are required to obtain in order to effect the transactions contemplated by this Agreement;

                           (v) copies of TBA's charter certified by the
                  Secretary of State of the State of Delaware;

                           (vi) the Cash Portion and the Adjustable Notes; and

                           (vii) such other documents as Concert Services or the
                  Shareholders may reasonably request in connection with the transactions contemplated hereby;

                  (e) All proceedings to be taken by TBA in connection with the consummation of the Acquisition at the Closing and all documents required to be delivered by TBA in connection with the transactions contemplated hereby will be reasonably satisfactory in form and substance to Concert Services and the Shareholders;

                  (f) Except as otherwise disclosed to Concert Services and the Shareholders, all consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for TBA to own, operate or control Concert Services or any portion of the assets of Concert Services or to prevent a breach of or a default under or a termination of any agreement material to Concert Services to which Concert Services is a party or to which any material portion of the assets of Concert Services is subject, will have been obtained; and

                  (g) The Employment Agreement, the Consulting Agreement and the Agent Services Agreement will each have been executed and delivered as of the Closing Date.


                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the unanimous written consent of the Shareholders and the Boards of Directors of TBA and Concert Services;

                  (b) by either TBA or Concert Services if the Acquisition shall not have been consummated by March 31, 2000;

                  (c) by TBA if there has been a misrepresentation or breach of a representation or warranty or a failure to perform a covenant on the part of Concert Services or the Shareholders with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach; and

                  (d) by Concert Services if there has been a misrepresentation or a breach of a representation or warranty or a failure to perform a covenant on the part of TBA with respect to their representations, warranties and covenants set forth in this Agreement and any such breach or failure constitutes a Material Adverse Breach.

         8.2 Amendment. This Agreement may not be amended except by an instrument signed by each of the parties hereto.

         8.3 Waiver. At any time prior to the Closing Date, (a) TBA may (i) extend the time for the performance of any of the obligations or other acts of Concert Services and/or the Shareholders or (ii) waive compliance with any of the agreements of Concert Services and/or the Shareholders or with any conditions to its own obligations, and (b) Concert Services and/or the Shareholders may (i) extend the time for the performance of any of the obligations or other acts of TBA or (ii) waive compliance with any of the agreements of TBA or with any conditions to their own obligations in each case only to the extent such obligations, agreements and conditions are intended for their benefit.

         8.4 Effect of Termination. If this Agreement is terminated as provided in Section 8.1, this Agreement shall become void and there shall be no liability or further obligation on the part of any party hereto or any of their respective shareholders, officers or directors, except that nothing herein and no termination pursuant hereto will relieve any party from liability for any breach of this Agreement and the provisions of Section 6.6 and any confidentiality agreements by and between TBA and Concert Services will survive such termination.


                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 By TBA, Concert Services and the Shareholders. TBA on the one hand and Concert Services and the Shareholders (severally based upon the ratio in which they own the Shares immediately prior to the Closing) on the other hand each hereby agree to indemnify and hold harmless the other against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for defending any actions or threatened actions) (collectively "Damages") reasonably incurred by TBA, Concert Services and the Shareholders in connection with each and all of the matters set forth below to the extent they constitute a Material Adverse Breach.

                  (a) Any breach by the Indemnifying Party (as defined below) of any representation or warranty made by such Indemnifying Party in this Agreement;

                  (b) Any breach of any covenant, agreement or obligation of the Indemnifying Party contained in this Agreement or any other agreement, instrument or document contemplated by this Agreement; and

                  (c) Any misrepresentation contained in any statement, certificate or schedule furnished by the Indemnifying Party pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

         9.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.3 of this Agreement in which case the Indemnified Party may settle or compromise such claim without the prior consent of the Indemnifying Party. If the Indemnified Party fails to give prompt notice of any claim and such failure prejudices the Indemnifying Party's position or its ability to defend the claim, the Indemnifying Party's liability to the Indemnified Party shall be reduced by the amount, if any, demonstrated to be directly attributable to the failure to give such notice in a timely manner.

         9.3 Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made,
(a) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

         9.4 Payment of Indemnification Obligation. All indemnification by TBA, Concert Services or the Shareholders hereunder shall be effected by payment by wire transfer or delivery of a cashier's or certified check in the amount of the indemnification liability.


                                   ARTICLE 10

                               GENERAL PROVISIONS

         10.1 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing for a period of one (1) year. Notwithstanding the above, claims resulting from any breach of any representation or warranty concerning tax or Concert Services Employee Benefit Plan matters shall expire one hundred twenty (120) days after the expiration of any applicable statute of limitations. Any litigation arising out of or attributable to a breach of any representation, warranty or covenant contained herein must be commenced within the applicable period described above. If not commenced within the applicable period, any such claim will thereafter conclusively be deemed to be waived regardless of when such claim is or should have been discovered.

         10.2 Effect of Due Diligence. No investigation by TBA or Concert Services into the business, operations and condition of the other shall diminish in any way the effect of any representations or warranties made by either party in this Agreement or shall relieve such party of any of its obligations under this Agreement.

         10.3 Specific Performance. TBA, Concert Services and the Shareholders understand and agree that the covenants and undertakings on each of their parts herein contained are uniquely related to the desire of TBA, Concert Services and the Shareholders to consummate the Acquisition, that the Acquisition is a unique business opportunity for Concert Services, TBA, and the Shareholders and that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, Concert Services, TBA and the Shareholders agree that TBA shall be entitled to obtain specific performance by Concert Services and the Shareholders of every such covenant and undertaking contained herein to be performed by Concert Services and the Shareholders and that Concert Services and the Shareholders shall be entitled to obtain specific performance from TBA of each and every covenant and undertaking herein contained to be observed or performed by TBA.

         10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

                           if to TBA:

                           TBA Entertainment Corporation
                           402 Heritage Plantation Way
                           Hickory Valley, Tennessee   38042
                           Attention:     Thomas Jackson Weaver III
                           Telecopy:      (901) 764-6107
                           with a copy to:

                           Winstead Sechrest & Minick P.C.
                           5400 Renaissance Tower
                           1201 Elm Street
                           Dallas, Texas  75270
                           Attention:     Randall E. Roberts, Esq.
                           Telecopy:      (214) 745-5390

                           if to Concert Services:

                           EJD Concert Services, Inc.
                           5576 Canfield Pl. N., Suite 100
                           Seattle, Washington 98103
                           Attention:  John F. Dougherty
                           Telecopy:      (206) 545-9465

                           with a copy to:

                           Con P. Lynch
                           P.O. Box 741
                           Salem, Oregon 97308
                           Telecopy:      (503) 371-2959

                  (c)      if to Shareholders:

                           Edward J. Dougherty
                           530 Washington Street South
                           Salem, Oregon 97302
                           Telecopy:   ________________

                           Janet L. Dougherty
                           530 Washington Street South
                           Salem, Oregon 97302
                           Telecopy:   ________________

                           John F. Dougherty
                           5576 Canfield Pl. N., Suite 100
                           Seattle, Washington 98103
                           Telecopy:      (206) 545-9465

                           Eva Dougherty
                           5576 Canfield Pl. N., Suite 100
                           Seattle, Washington 98103
                           Telecopy:      (206) 545-9465

                           The Ed and Jan Dougherty Charitable Remainder Trust 530 Washington Street South
                           Salem, Oregon 97302
                           Telecopy:    _________________

                           with a copy to:

                           Con P. Lynch
                           P.O. Box 741
                           Salem, Oregon 97308
                           Telecopy:      (503) 371-2959

Notices delivered personally or by telex, telecopy or facsimile shall be deemed delivered as of actual receipt, mailed notices shall be deemed delivered three days after mailing and overnight courier notices shall be deemed delivered one day after the date of sending.

         10.5 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

         10.6 Severability. If any term, provision, covenant or Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

         10.7 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) except for any confidentiality agreements executed in connection with the transactions contemplated hereby, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that TBA may assign all or any portion of their rights under this Agreement to any wholly owned subsidiary but no such assignment shall relieve TBA of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which TBA may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Oregon, without giving effect to the principles of conflict of laws thereof. Courts within the State of Oregon will have jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. The parties consent to and agree to submit to the jurisdiction of such courts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         10.8 Material Adverse Breach. Breaches of representations, warranties and covenants by either party hereto which (a) individually results in damages to the other party in excess of $20,000 or (b) in the aggregate result in damages to the other party in excess of $50,000, shall constitute, for purposes of this Agreement, a "Material Adverse Breach."

         10.9 Limitation of Liability. Neither TBA, Concert Services, nor the Shareholders shall have any liability for breach of the representations, warranties and covenants made by them and contained in this Agreement unless such breach is a Material Adverse Breach. IN ADDITION, EXCEPT IN CASES OF FRAUD, THE AGGREGATE, MAXIMUM LIABILITY UNDER ARTICLE 9 HEREOF OF EACH OF (i) THE SHAREHOLDERS COLLECTIVELY, AND (ii) TBA, SHALL BE AN AMOUNT EQUAL TO THE PURCHASE PRICE PAID PURSUANT TO SECTION 1.2 HEREOF.


         [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

                            STOCK PURCHASE AGREEMENT

                                 Signature Page

         IN WITNESS WHEREOF, TBA, the Shareholders and Concert Services have caused this Agreement to be executed on the date first written above by their respective officers duly authorized.

                                          TBA ENTERTAINMENT CORPORATION



                                          By: /s/ Thomas Jackson Weaver III
                                              -------------------------------
                                               Thomas Jackson Weaver III,
                                               Chief Executive Officer

                                          EJD CONCERT SERVICES, INC.



                                          By: /s/ Edward James Dougherty
                                              -------------------------------
                                               Edward James Dougherty, President



                                          /s/ Edward James Dougherty
                                          -----------------------------------
                                          EDWARD JAMES DOUGHERTY



                                          /s/ Janet L. Dougherty
                                          -----------------------------------
                                          JANET L. DOUGHERTY



                                          /s/ John F. Dougherty
                                          -----------------------------------
                                          JOHN F. DOUGHERTY



                                          /s/ Eva Dougherty
                                          -----------------------------------
                                          EVA DOUGHERTY

                                      THE ED AND JAN DOUGHERTY CHARITABLE
                                      REMAINDER TRUST



                                      By:  /s/ Edward J. Dougherty
                                          ------------------------------------
                                               Edward J. Dougherty, Co-Trustee



                                      By:  /s/ Janet L. Dougherty
                                          ------------------------------------
                                               Janet L. Dougherty, Co-Trustee

                                  SCHEDULE 1.2

                          PURCHASE PRICE CONSIDERATION


               Name                               Cash Portion                   Note Amount
               ----                               ------------                   -----------
John F. Dougherty                                   $216,000                        $24,000
and Eva Dougherty,
Joint Tenants

Edward James Dougherty                              $162,000                        $18,000
and Janet L. Dougherty,
Joint Tenants

The Ed and Jan Dougherty                            $162,000                        $18,000
Charitable Remainder                             ______________                 ______________
Trust
               TOTAL                                $540,000                        $60,000


                                   SCHEDULE 2

                               DISCLOSURE SCHEDULE

                                     ANNEX I

                               OWNERSHIP OF SHARES


                                                             Number of Shares of Concert Services
              Shareholder Name                                            Common Stock
              ----------------                                            ------------
John F. and Eva Dougherty, Joint Tenants                                        4
Edward J. and Janet L. Dougherty, Joint                                         3
Tenants
The Ed and Jan Dougherty Charitable                                             3
Remainder Trust

                                    EXHIBIT A

                       FORM OF ADJUSTABLE PROMISSORY NOTE

                                    EXHIBIT B

                          FORM OF EMPLOYMENT AGREEMENT

                                    EXHIBIT C

                          FORM OF CONSULTING AGREEMENT

                                    EXHIBIT D

                        FORM OF AGENT SERVICES AGREEMENT